EXHIBIT 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
AUGUST 6, 2007	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS SECOND QUARTER 2007 RESULTS

EPHRATA, PENNSYLVANIA (August 6, 2007) – D&E Communications, Inc. (“D&E” or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the second quarter ended June 30, 2007.

For the second quarter of 2007 the Company reported total operating revenues of $37.2 million, compared to $41.4 million in the second quarter of 2006. Operating income for the second quarter of 2007 was $6.5 million compared to operating income of $4.3 million in the second quarter of 2006. Net income for the second quarter of 2007 was $2.3 million, or $0.16 per share, compared to a net income of $0.9 million, or $0.06 per share, for the same period last year. The second quarter 2006 results were affected by the intangible asset impairment loss recognized in continuing operations of $1.9 million ($1.1 million, or $0.08 per share, after tax) and a loss from discontinued operations of $0.2 million, or $0.02 per share. Net income before these items was $2.2 million, or $0.16 per share, for the second quarter of 2006.

The revenue decrease of $4.2 million was primarily the result of a decline in directory revenue of $3.4 million, due to the terms of a directory contract which became effective in the fourth quarter of 2006 and which covers three of the four directories that we publish. Directory expenses decreased $3.1 million as a result of this contract, under which the responsibility for publication and distribution of the directory and the related financial risks became the responsibility of the publisher. As a result, our directory revenue, as the new directories that are covered by this contract are published, will only be the annual fee paid to the Company for access to our customers.

For the six months ended June 30, 2007, the Company reported total operating revenue of $75.6 million, as compared to $81.6 million in the same period last year. Net income for the six months ended June 30, 2007 was $4.9 million, or $0.34 per share, as compared to $2.5 million, or $0.18 per share, for the same period last year. Included in the 2007 results was a gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds. Included in the 2006 results was the customer relationships intangible asset impairment loss recognized in continuing operations of $1.9 million ($1.1 million, or $0.08 per share, after tax) and a loss from discontinued operations of $0.3 million, or $0.02 per share. Net income before these items was $4.3 million, or $0.30 per share, for the six months ended June 30, 2007, compared to $3.9 million, or $0.28 per share, for the six months ended June 30, 2006.

“Midway through 2007, we are pleased with our results. Delivering quality services is fundamental to our success and our results reflect the Company’s ability to meet the needs of its customers,” said James W. Morozzi, President and CEO of D&E Communications. “A highlight within our Wireline segment was an increase in DSL/high-speed Internet subscribers, as customers switched to faster service at a reasonable rate. D&E’s six-month net-income growth, excluding significant one-time gains in 2007 and one-time losses in 2006, was solid. We are doing business in very active and attractive markets and working hard to Deliver Excellence to our customers.”

Customer Connections

	June 30, 2007	June 30, 2006	Change	% Change
RLEC access lines	127,278	132,010	(4,732)	(3.6)
CLEC access lines	44,891	41,599	3,292	7.9
DSL/High-speed Internet subscribers	34,078	26,914	7,164	26.6
Dial-up Internet subscribers	4,425	6,560	(2,135)	(32.5)
Video subscribers	6,765	6,300	465	7.4
Web-hosting customers	989	931	58	6.2

Total	218,426	214,314	4,112	1.9

Effective January 1, 2007, the Company reorganized its internal management reporting in order to better align it with the current management structure. Based on the similar nature of services and products, operating processes and service delivery methods, the rural local exchange carrier (“RLEC”), competitive local exchange carrier (“CLEC”), Internet services and video operations are managed as one reportable segment, “Wireline.” The Systems Integration and Corporate and Other units continue as distinct, reportable business segments. Segment information reported for the prior year has been recast to conform to the current year presentation.

On a segment by segment basis, the Company reported the following information:

Wireline

Second quarter 2007 revenues from the Wireline segment were $35.9 million, as compared to $39.4 million for second quarter 2006. The decrease was due in large part to lower directory revenue of $3.4 million, lower NECA settlement revenues of $1.8 million, partially offset by increased DSL revenue of $0.9 million due to subscriber growth and increased state access revenue of $0.5 million primarily from increased minutes of use.

Wireline operating expenses for the second quarter of 2007 were $28.7 million, compared to $32.0 million during the same period last year, with the reduction caused primarily by a decrease in directory expense of $3.1 million. Operating income was $7.1 million for second quarter of 2007 and $7.4 million for the second quarter of 2006.

Systems Integration

System Integration revenues for the quarter were $1.0 million, compared to $1.6 million for the same period last year. Communication services revenue decreased $0.7 million due to the expiration of a contract with a large retail services customer on March 31, 2007, which contract expiration is expected to have a minimal impact on its operating income (loss).

Second quarter 2007 operating expenses were $1.4 million, compared to $4.5 million in the second quarter of 2006. The decrease was due primarily to the intangible asset impairment loss of $1.9 million recognized in continuing operations in the second quarter of 2006. Labor and benefits costs declined approximately $0.6 million. The operating loss for the second quarter 2007 was $0.4 million compared to an operating loss of $2.9 million in the second quarter of 2006. The operating loss in the second quarter of 2006, excluding the intangible asset impairment recognized in continuing operations, was $1.0 million.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
OPERATING REVENUES
Communication service revenues	$35,913	$40,175	$72,867	$79,236
Communication products sold	536	460	1,160	961
Other	752	724	1,538	1,450

Total operating revenues	37,201	41,359	75,565	81,647

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	12,045	15,835	25,138	31,130
Cost of communication products sold	426	365	940	803
Depreciation and amortization	9,210	9,493	18,718	18,953
Marketing and customer services	3,517	3,234	6,884	6,649
General and administrative services	5,477	6,268	11,853	13,048
Intangible asset impairment	—	1,892	—	1,892

Total operating expenses	30,675	37,087	63,533	72,475

Operating income	6,526	4,272	12,032	9,172

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	—	(135)	(3)	(217)
Interest expense, net of interest capitalized	(3,718)	(3,867)	(7,454)	(7,705)
Other, net	400	1,050	2,119	2,517

Total other income (expense)	(3,318)	(2,952)	(5,338)	(5,405)

Income from continuing operations before income taxes and dividends on utility preferred stock	3,208	1,320	6,694	3,767

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	905	181	1,765	902
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	922	198	1,798	935

Income from continuing operations	2,286	1,122	4,896	2,832

DISCONTINUED OPERATIONS:
Loss from operations of Voice Systems Business, net of income tax benefit of ($187) and ($239)	—	(225)	—	(304)

NET INCOME	$2,286	$897	$4,896	$2,528

Weighted average common shares outstanding (basic)	14,413	14,360	14,406	14,354
Weighted average common shares outstanding (diluted)	14,534	14,424	14,511	14,409

BASIC AND DILUTED EARNINGS PER COMMON SHARE

Earnings per common share-continuing operations	$0.16	$0.08	$0.34	$0.20
Earnings per common share-discontinued operations	—	(0.02)	—	(0.02)

	$0.16	$0.06	$0.34	$0.18

Dividends per common share	$0.13	$0.13	$0.25	$0.25

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,547	$3,101
Short-term investments	987	7,746
Accounts and notes receivable, net of reserves of $572 and $609	15,253	16,037
Inventories, lower of cost or market, at average cost	2,690	2,704
Prepaid expenses	6,632	3,310
Other	1,895	1,150

TOTAL CURRENT ASSETS	34,004	34,048

PROPERTY, PLANT AND EQUIPMENT
In service	386,322	380,630
Under construction	8,047	5,504

	394,369	386,134
Less accumulated depreciation	226,811	214,722

	167,558	171,412

OTHER ASSETS
Goodwill	142,819	143,667
Intangible assets, net of accumulated amortization	151,027	153,072
Other	7,820	8,375

	301,666	305,114

TOTAL ASSETS	$503,228	$510,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,069	$7,066
Accounts payable and accrued liabilities	14,140	13,654
Accrued taxes	100	195
Accrued interest and dividends	1,028	1,149
Advance billings, customer deposits and other	5,298	4,880

TOTAL CURRENT LIABILITIES	27,635	26,944

LONG-TERM DEBT	193,915	199,950

OTHER LIABILITIES
Deferred income taxes	72,645	74,849
Other	19,904	21,806

	92,549	96,655

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000
Outstanding shares: 14,426 at June 30, 2007 and 14,399 at December 31, 2006	2,568	2,563
Additional paid-in capital	162,600	162,010
Accumulated other comprehensive income (loss)	(4,930)	(5,028)
Retained earnings	46,110	44,651
Treasury stock at cost, 1,644 shares at June 30, 2007 and 1,640 shares at December 31, 2006	(18,665)	(18,617)

	187,683	185,579

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$503,228	$510,574

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,896	$2,528
Loss from discontinued operations	—	304

Income from continuing operations	4,896	2,832
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	18,718	18,953
Bad debt expense	318	352
Deferred income taxes	(3,005)	(3,315)
Equity in net losses of affiliates	3	217
Gain from cash recovery of note receivable	(300)	(1,375)
Gain from life insurance proceeds	(588)	—
Intangible asset impairment	—	1,892
Stock-based compensation expense	164	160
(Gain) loss on retirement of property, plant and equipment	(86)	95
Changes in operating assets and liabilities:
Accounts receivable	466	968
Inventories	15	72
Prepaid expenses	(3,252)	74
Accounts payable and accrued liabilities	319	(1,987)
Accrued taxes and accrued interest	(209)	(2,798)
Advance billings, customer deposits and other	419	(1,279)
Other, net	(975)	(359)

Net Cash Provided by Operating Activities from Continuing Operations	16,903	14,502

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(11,956)	(14,704)
Collection of note receivable	679	1,375
Proceeds from sale of investment	9,946	—
Purchase of short-term investments	(3,187)	—
Life insurance proceeds	1,000	—
Increase in investments and advances to affiliates	—	(350)
Acquisition of customer list intangible asset	(606)	—

Net Cash Used In Investing Activities of Continuing Operations	(4,124)	(13,679)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,426)	(3,420)
Payments on long-term debt	(6,033)	(5,026)
Proceeds from issuance of common stock and stock options exercised	159	88
Excess tax benefits from exercise of stock options	15	—
Purchase of treasury stock	(48)	—

Net Cash Used In Financing Activities of Continuing Operations	(9,333)	(8,358)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	3,446	(7,535)

CASH USED IN DISCONTINUED OPERATIONS
Cash provided by operating activities of discontinued operations	—	150
Cash used in investing activities of discontinued operations	—	(364)

Net Cash Used In Discontinued Operations	—	(214)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,446	(7,749)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	3,101	10,325

END OF PERIOD	$6,547	$2,576